The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 30, 2025

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated December , 2025

JPMorgan Chase Financial Company LLC Trigger Autocallable GEARS

Linked to the common stock of NVIDIA Corporation due on or about January 4, 2029

Linked to the common stock of Micron Technology, Inc. due on or about January 4, 2029

Linked to the common stock of Lam Research Corporation due on or about January 4, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the common stock of a specific company (the “Underlying”). If the applicable Underlying closes at or above the applicable Autocall Barrier (100.00% of the applicable Initial Value) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus the applicable Call Return, which will be finalized on the Trade Date and provided in the pricing supplement. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the applicable Underlying if the Securities are automatically called. If by maturity the Securities have not been automatically called and the applicable Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the applicable Underlying Return times the Upside Gearing of 1.50. If by maturity the Securities have not been automatically called and the applicable Underlying Return is zero or negative but the applicable Final Value is greater than or equal to the applicable Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if by maturity the Securities have not been automatically called, the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative applicable Underlying Return. In this case, you will have full downside exposure to the applicable Underlying from the applicable Initial Value to the applicable Final Value and could lose all of your principal amount. The closing price of one share of the applicable Underlying is subject to adjustments in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.” Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher Call Return is associated with a greater risk of loss. You will not receive dividends or other distributions paid on the applicable Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return if the closing price of one share of the applicable Underlying on the Observation Date is greater than or equal to the applicable Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the applicable Underlying if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the applicable Underlying. If the applicable Underlying Return is negative, investors may be exposed to the applicable negative Underlying Return at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities have not been automatically called and the applicable Underlying Return is zero or negative but the applicable Final Value is greater than or equal to the applicable Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Securities have not been automatically called, the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. You may lose a significant portion or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	December 30, 2025
Original Issue Date (Settlement Date)[1]	January 2, 2026
Observation Date[2]	January 4, 2027
Final Valuation Date[2]	December 29, 2028
Maturity Date[2]	January 4, 2029
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. The Initial Value of the applicable Underlying is the closing price of one share of that Underlying on December 29, 2025 and is not the closing price of one share of that Underlying on the Trade Date.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offerings

This pricing supplement relates to three (3) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying. You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Security linked to a basket of some or all of the Underlyings described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three (3) Security offerings is linked to the common stock of a different company, and each of the three (3) Security offerings has its own Initial Value, Call Return, Autocall Barrier and Downside Threshold. The Call Return for each Security will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return for each Security is expected to be, but will not be less than, the applicable minimum Call Return listed below, but you should be willing to invest in the Securities if the applicable Call Return were set equal to that minimum Call Return. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlying	Call Return	Upside Gearing	Initial Value*	Autocall Barrier	Downside Threshold	CUSIP	ISIN
Common stock of NVIDIA Corporation (Bloomberg ticker: NVDA)	At least 26.05%	1.50	$188.22	$188.22, which is 100.00% of the Initial Value	$141.17, which is 75% of the Initial Value	48134M513	US48134M5132
Common stock of Micron Technology, Inc. (Bloomberg ticker: MU)	At least 43.00%	1.50	$294.37	$294.37, which is 100.00% of the Initial Value	$191.34, which is 65% of the Initial Value	48134M521	US48134M5215
Common stock of Lam Research Corporation (Bloomberg ticker: LRCX)	At least 29.50%	1.50	$175.87	$175.87, which is 100.00% of the Initial Value	$114.32, which is 65% of the Initial Value	48134M539	US48134M5397

*The Initial Value of the applicable Underlying is the closing price of one share of that Underlying on December 29, 2025 and is not the closing price of one share of that Underlying on the Trade Date.

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the common stock of NVIDIA Corporation		$10.00		$0.25		$9.75
Securities Linked to the common stock of Micron Technology, Inc.		$10.00		$0.25		$9.75
Securities Linked to the common stock of Lam Research Corporation		$10.00		$0.25		$9.75

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Call Return equal to the applicable minimum Call Return listed above, the estimated value of the Securities would be approximately $9.638, $9.536 and $961.80 per $10 principal amount Security linked to the common stock of NVIDIA Corporation, linked to the common stock of Micron Technology, Inc. and linked to the common stock of Lam Research Corporation, respectively. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.30, $9.20 and $9.30 per $10 principal amount Security linked to the common stock of NVIDIA Corporation, linked to the common stock of Micron Technology, Inc. and linked to the common stock of Lam Research Corporation. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

This pricing supplement relates to three (3) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying. The purchaser of a Security will acquire a Security linked to a single Underlying (not to a basket or index that includes the other Underlyings). You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Security offering relates only to a single Underlying identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying (or any other Underlying) or as to the suitability of an investment in the Securities.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the common stock of NVIDIA Corporation, the common stock of Micron Technology, Inc. and the common stock of Lam Research Corporation is an “Underlying Stock.”

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Securities. Notwithstanding anything to the contrary in the indenture governing the Securities, that amendment will become effective without consent of the holders of the Securities or any other party.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the applicable Underlying.

t     You believe the applicable Underlying will close at or above the applicable Autocall Barrier on the Observation Date or the applicable Downside Threshold on the Final Valuation Date.

t     You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation of the applicable Underlying and your potential return is limited to the applicable Call Return.

t     You would be willing to invest in the Securities if the applicable Call Return were set equal to the applicable minimum Call Return indicated on the cover hereof (the actual Call Return for each Security will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the applicable minimum Call Return listed on the cover).

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the applicable Underlying.

t     You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the single stock risk associated with the Securities and the risks associated with the applicable Underlying.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the applicable Underlying.

t     You believe the price of the applicable Underlying will decline over the term of the Securities and is likely to close below the applicable Autocall Barrier on the Observation Date or the applicable Downside Threshold on the Final Valuation Date.

t     You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation of the applicable Underlying and your potential return is limited to the applicable Call Return.

t     You would be unwilling to invest in the Securities if the applicable Call Return were set equal to the applicable minimum Call Return indicated on the cover hereof (the actual Call Return for each Security will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the applicable minimum Call Return listed on the cover).

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t     You seek current income from your investment or prefer not to forgo dividends paid on the applicable Underlying.

t     You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the single stock risk associated with the Securities or the risks associated with the applicable Underlying.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Securities. For more information on the Underlyings, please see the section titled “The Underlyings” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Underlying:	Common stock of NVIDIA Corporation. Common Stock of Micron Technology, Inc. Common stock of Lam Research Corporation
Term[1]:	Approximately 3 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing price[2] of one share of the applicable Underlying on the Observation Date is greater than or equal to the applicable Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the applicable Call Price for the Observation Date.
Observation Date[1,3]:	January 4, 2027
Call Settlement Date[1,3]:	January 7, 2027
Call Return:	The Call Return is based upon a rate of at least (i) 26.05% for Securities linked to the common stock of NVIDIA Corporation, (ii) 43.00% for Securities linked to the common stock of Micron Technology, Inc. and (iii) 29.50% for Securities linked to the common stock of Lam Research Corporation. The actual Call Return for each Security will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the applicable minimum Call Return listed above. See “Call Return/Call Price.”
Call Price:	The Call Price for each Security equals the principal amount per Security plus $10.00 × the applicable Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and the applicable Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

If the Securities have not been automatically called and the applicable Underlying Return is zero or negative but the applicable Final Value is greater than or equal to the applicable Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will be exposed to the decline of the applicable Underlying and you will lose a significant portion or all of your principal amount in an amount proportionate to the applicable negative Underlying Return.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	1.50
Initial Value:	The closing price of one share of the applicable Underlying on December 29, 2025, as specified on the cover of this pricing supplement. The Initial Value of the applicable Underlying is not the closing price of one share of that Underlying on the Trade Date.
Final Value:	The closing price[2] of one share of the applicable Underlying on the Final Valuation Date
Autocall Barrier:	A percentage of the Initial Value of the applicable Underlying, as specified on the cover of this pricing supplement
Downside Threshold:	A percentage of the Initial Value of the applicable Underlying, as specified on the cover of this pricing supplement
Stock Adjustment Factor[2]:	The Stock Adjustment Factor is referenced in determining the closing price of one share of the applicable Underlying. The Stock Adjustment Factor for the applicable Underlying is set initially at 1.0 on December 29, 2025.

1 See footnote 1 under “Key Dates” on the front cover.

2 The closing price and the Stock Adjustment Factor of the applicable Underlying are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”

3 See footnote 2 under “Key Dates” on the front cover.

Investment Timeline

December 29, 2025	The Initial Value of the applicable Underlying is observed. The applicable Autocall Barrier and applicable Downside Threshold are determined.

Trade Date	The applicable Call Return is finalized.

Observation Date

The Securities will be automatically called if the closing price of one share of the applicable Underlying on the Observation Date is greater than or equal to the applicable Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the applicable Call Price for the Observation Date: equal to the principal amount plus an amount based on the applicable Call Return.

Maturity Date

If the Securities have not been automatically called, the applicable Final Value and the applicable Underlying Return are determined.

If the Securities have not been automatically called and the applicable Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return ×
Upside Gearing)

If the Securities have not been automatically called and the applicable Underlying Return is zero or negative but the applicable Final Value is greater than or equal to the applicable Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

Under these circumstances, you will be exposed to the decline of the applicable Underlying and you will lose a significant portion or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

		Securities linked to the common stock of NVIDIA Corporation		Securities linked to the common stock of Micron Technology, Inc.		Securities linked to the common stock of Lam Research Corporation
Observation Date†	Call Settlement Date†	Call Return (number below assumes a rate of 26.05%*)	Call Price (per $10)	Call Return (number below assumes a rate of 43.00%*)	Call Price (per $10)	Call Return (number below assumes a rate of 29.50%*)	Call Price (per $10)
January 4, 2027	January 7, 2027	26.05%	$12.605	43.00%	$14.30	29.50%	$12.95

†	See footnote 2 under “Key Dates” on the cover.
*	The actual Call Return will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, (i) 26.05% for Securities linked to the common stock of NVIDIA Corporation, (ii) 43.00% for Securities linked to the common stock of Micron Technology, Inc. and (iii) 29.50% for Securities linked to the common stock of Lam Research Corporation.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the applicable Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the applicable Final Value has not declined below the applicable Downside Threshold. If the Securities have not been automatically called, the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, you will be exposed to the full decline of the applicable Underlying and will lose a significant portion or all of your principal amount in an amount proportionate to the applicable negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the applicable Call Return, regardless of any appreciation of the applicable Underlying, which may be significant. In addition, because the closing price of one share of the applicable Underlying at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the applicable Underlying. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the applicable Underlying Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the applicable Underlying. Even though you will not participate in any potential appreciation of the applicable Underlying if the Securities are automatically called, you may be exposed to the applicable Underlying’s downside market risk if the Securities are not automatically called.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the applicable Underlying and the Upside Gearing and may be less than the applicable Underlying’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying is above the applicable Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the applicable Downside Threshold. However, if the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. The contingent repayment of principal based on whether the applicable Final Value is below the applicable Downside Threshold applies only if you hold your Securities to maturity.

t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the applicable Call Return could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	A Higher Applicable Call Return and/or a Lower Applicable Downside Threshold May Reflect Greater Expected Volatility of the Applicable Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the price of the applicable Underlying over a period of time. The greater the expected volatility of the applicable Underlying at the time the terms of the Securities are set, the greater the expectation is at that time that the price of the applicable Underlying could close below the applicable Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the applicable Call Return and the applicable Downside Threshold, are based, in part, on the expected volatility of the applicable Underlying at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher applicable Call Return and/or a lower applicable Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher applicable Call Return will generally be indicative of a greater risk of loss while a lower applicable Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the applicable Underlying and the potential loss of a significant portion or all of your principal at maturity.
t	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying — As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying and the Securities.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the applicable Call Return will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the applicable Call Return.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying, including extending loans to, or making equity investments in, the issuer of the applicable Underlying or providing advisory services to the issuer of the applicable Underlying. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying and could affect the value of the applicable Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Applicable Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the applicable Underlying or in futures, options or other derivative products on the applicable Underlying may adversely affect the market price of the applicable Underlying and, therefore, the market price of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the applicable Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the price of one share of the applicable Underlying;
t	the time to maturity of the Securities;
t	the likelihood of an automatic call being triggered;
t	the dividend rate on the applicable Underlying;

t	the occurrence of certain events affecting the applicable Underlying that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of the applicable Underlying, including a merger or acquisition;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlyings

t	Single Stock Risk — The price of one share of the applicable Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding the Underlying and its issuer, please see “The Underlyings” and the section applicable to that Underlying issuer in this pricing supplement and that issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying issuer.
t	No Affiliation with the Applicable Underlying Issuer — We are not affiliated with the issuer of the applicable Underlying. We have not independently verified any of the information about the applicable Underlying issuer contained in this pricing supplement. You should make your own investigation into the applicable Underlying and its issuer. We are not responsible for the applicable Underlying issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of the applicable Underlying for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Securities, whether the Securities will be automatically called and any payment on the Securities may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying and assume a hypothetical Initial Value of $100.00, a hypothetical Call Return of 5.00%, a hypothetical Autocall Barrier of $100.00, a hypothetical Downside Threshold of $90 and a hypothetical Upside Gearing of 1.05. The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. The actual Initial Value and the resulting Autocall Barrier and Downside Threshold for each Underlying are based on the closing price of one share of that Underlying on December 29, 2025 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Upside Gearing is specified on the cover of this pricing supplement. The actual applicable Call Return will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the applicable Initial Value, the applicable Autocall Barrier and the applicable Downside Threshold, the applicable Call Return to be finalized on the Trade Date and provided in the pricing supplement and the applicable Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 3 years (unless automatically called earlier)
Hypothetical Initial Value:	$100.00
Hypothetical Call Return:	5.00%
Hypothetical Autocall Barrier:	$100.00 (which is 100.00% of the hypothetical Initial Value)
Hypothetical Downside Threshold:	$90.00 (which is 90.00% of the hypothetical Initial Value)
Hypothetical Upside Gearing:	1.05

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing price of one share of the applicable Underlying on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Price on Observation Date	Underlying Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
$200.00	100.00%	$10.50	5.00%
$190.00	90.00%	$10.50	5.00%
$180.00	80.00%	$10.50	5.00%
$170.00	70.00%	$10.50	5.00%
$160.00	60.00%	$10.50	5.00%
$150.00	50.00%	$10.50	5.00%
$140.00	40.00%	$10.50	5.00%
$130.00	30.00%	$10.50	5.00%
$120.00	20.00%	$10.50	5.00%
$115.00	15.00%	$10.50	5.00%
$110.00	10.00%	$10.50	5.00%
$105.00	5.00%	$10.50	5.00%
$102.50	2.50%	$10.50	5.00%
$100.00	0.00%	$10.50	5.00%
$95.00	-5.00%	N/A	N/A
$90.00	-10.00%	N/A	N/A
$80.00	-20.00%	N/A	N/A
$70.00	-30.00%	N/A	N/A
$60.00	-40.00%	N/A	N/A
$50.00	-50.00%	N/A	N/A
$40.00	-60.00%	N/A	N/A
$30.00	-70.00%	N/A	N/A
$20.00	-80.00%	N/A	N/A
$10.00	-90.00%	N/A	N/A
$0.00	-100.00%	N/A	N/A

*As used in this table, “Underlying Return” is equal to (a) the closing price of one share of the Underlying on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing price at Observation Date:	$115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.50

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.50 per $10.00 principal amount (a 5.00% return on the Securities). No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
$200.00	100.00%	$20.500	105.00%
$190.00	90.00%	$19.450	94.50%
$180.00	80.00%	$18.400	84.00%
$170.00	70.00%	$17.350	73.50%
$160.00	60.00%	$16.300	63.00%
$150.00	50.00%	$15.250	52.50%
$140.00	40.00%	$14.200	42.00%
$130.00	30.00%	$13.150	31.50%
$120.00	20.00%	$12.100	21.00%
$110.00	10.00%	$11.050	10.50%
$105.00	5.00%	$10.525	5.25%
$100.00	0.00%	$10.000	0.00%
$95.00	-5.00%	$10.000	0.00%
$90.00	-10.00%	$10.000	0.00%
$89.99	-10.01%	$8.999	-10.01%
$80.00	-20.00%	$8.000	-20.00%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Value Is Above the Initial Value

Closing price at Observation Date:	$95.00 (below Autocall Barrier, Securities NOT automatically called)
Closing price at Final Valuation Date:	$105.00 (above Initial Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return × Upside Gearing) $10.00 + ($10.00 × 5% × 1.05) $10.525

Because the Securities have not been automatically called, the Final Value is above the Initial Value and the Underlying Return is 5%, at maturity JPMorgan Financial will pay you a total of $10.525 per $10.00 principal amount (a 5.25% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Initial Value but At or Above the Downside Threshold

Closing price at Observation Date:	$90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing price at Final Valuation Date:	$95.00 (below Initial Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Value is below the Initial Value but at or above the Downside Threshold, at maturity JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Downside Threshold

Closing price at Observation Date:	$90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing price at Final Valuation Date:	$60.00 (below Initial Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return) $10.00 + ($10.00 × -40%) $6.00

Because the Securities have not been automatically called, the Final Value is below the Downside Threshold and the Underlying Return is -40%, at maturity JPMorgan Financial will pay you a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

If the Securities have not been automatically called, the applicable Underlying Return is negative and the applicable Final Value is less than the applicable Downside Threshold, investors will be exposed to the applicable negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the applicable Underlying’s decline from the applicable Initial Value to the applicable Final Value. Investors could lose a significant portion or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the issuers of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical prices of any Underlying as an indication of future performance.

Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying under the Exchange Act can be located by reference to its SEC file number provided below. We do not make any representation that these publicly available documents are accurate or complete.

NVIDIA Corporation

According to its publicly available filings with the SEC, NVIDIA Corporation, which we refer to as NVIDIA, is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces and whose data-center-scale offerings include compute and networking solutions that can scale to tens of thousands of GPU-accelerated servers interconnected to function as a single giant computer. The common stock of NVIDIA, par value $0.001 per share (Bloomberg ticker: NVDA), is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of NVIDIA in the accompanying product supplement. NVIDIA’s SEC file number is 000-23985.

Historical Information

The graph below illustrates the daily performance of the common stock of NVIDIA from January 2, 2015 through December 29, 2025, based on information from Bloomberg, without independent verification. The closing price of one share of the common stock of NVIDIA on December 29, 2025 was $188.22. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of NVIDIA has experienced significant fluctuations. The historical performance of the common stock of NVIDIA should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of NVIDIA during the term of the Securities.  There can be no assurance that the performance of the common stock of NVIDIA will result in the return of any of your principal amount.

The dotted lines represent the Autocall Barrier of $188.22 and the Downside Threshold of $141.17, equal to 100.00% and 75%, respectively, of the closing price of one share of the common stock of NVIDIA on December 29, 2025.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the common stock of NVIDIA should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of NVIDIA on the Observation Date or the Final Valuation Date. There can be no assurance that the performance of the common stock of NVIDIA will result in the return of any of your principal amount.

Micron Technology, Inc.

According to its publicly available filings with the SEC, Micron Technology, Inc., which we refer to as Micron, designs, develops and manufactures memory and storage products.  The common stock of Micron, par value $0.10 per share (Bloomberg ticker: MU), is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of Micron in the accompanying product supplement.  Micron’s SEC file number is 001-10658.

Historical Information

The graph below illustrates the daily performance of the common stock of Micron from January 2, 2015 through December 29, 2025, based on information from Bloomberg, without independent verification. The closing price of one share of the common stock of Micron on December 29, 2025 was $294.37. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Micron has experienced significant fluctuations. The historical performance of the common stock of Micron should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Micron during the term of the Securities. There can be no assurance that the performance of the common stock of Micron will result in the return of any of your principal amount.

The dotted lines represent the Autocall Barrier of $294.37 and the Downside Threshold of $191.34, equal to 100.00% and 65%, respectively, of the closing price of one share of the common stock of Micron on December 29, 2025.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the common stock of Micron should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Micron on the Observation Date or the Final Valuation Date. There can be no assurance that the performance of the common stock of Micron will result in the return of any of your principal amount.

Lam Research Corporation

According to its publicly available filings with the SEC, Lam Research Corporation, which we refer to as Lam Research, is a supplier of wafer fabrication equipment and services to the semiconductor industry. The common stock of Lam Research, par value $0.001 per share (Bloomberg ticker: LRCX), is listed on The Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of Lam Research in the accompanying product supplement. Lam Research’s SEC file number 000-12933.

Historical Information

The graph below illustrates the daily performance of the common stock of Lam Research from January 2, 2015 through December 29, 2025, based on information from Bloomberg, without independent verification. The closing price of one share of the common stock of Lam Research on December 29, 2025 was $175.87. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Lam Research has experienced significant fluctuations. The historical performance of the common stock of Lam Research should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Lam Research during the term of the Securities. There can be no assurance that the performance of the common stock of Lam Research will result in the return of any of your principal amount.

The dotted lines represent the Autocall Barrier of $175.87 and the Downside Threshold of $114.32, equal to 100.00% and 65%, respectively, of the closing price of one share of the common stock of Lam Research on December 29, 2025.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the common stock of Lam Research should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Lam Research on the Observation Date or the Final Valuation Date. There can be no assurance that the performance of the common stock of Lam Research will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

For each offering of the Securities, the estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the

Securities and the section for the applicable Underlying set forth under “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.